Exhibit 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

January 23, 2026

Board of Directors

Ballston Spa Bancorp, Inc.

990 State Route 67

Ballston Spa, NY 12020

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Ballston Spa Bancorp, Inc., a New York corporation (“Ballston”), in connection with the transactions described in the Agreement and Plan of Merger, dated as of September 23, 2025 (the “Merger Agreement”), by and between Ballston and NBC Bancorp, Inc., a New York corporation (“NBC”), pursuant to which NBC will merge with and into Ballston, with Ballston as the surviving entity (the “Merger”). At your request, and in connection with the preparation and filing of the related Registration Statement on Form S-4, which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), as initially filed by Ballston with the U.S. Securities and Exchange Commission on November 26, 2025 (the “Registration Statement”), we are providing this opinion.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; and (iii) the Proxy Statement/Prospectus. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement, and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true and complete and will remain true and complete at all times up to and including the Effective Time (as defined in the Merger Agreement). We have also assumed that the parties have complied with, and will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, it is our opinion that such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

Ballston Spa Bancorp, Inc.

January 23, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Luse Gorman, PC